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                                                                    EXHIBIT 12.0

                               TRENWICK GROUP INC.
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


                                                          Year Ended December 31,
                                                          -----------------------
                                              1997        1996        1995        1994        1993
                                              ----        ----        ----        ----        ----
                                                           (dollars in thousands)
Earnings:
Net Income                                 $35,252     $33,848     $29,841     $20,282     $23,739
Extraordinary loss on debt redemption,
  net of tax $558 income tax benefit         1,037          --          --          --          --
Income taxes                                11,241       9,980       8,572       2,753       4,220
                                          --------     -------     -------     -------     -------
Income before income taxes and
  extraordinary item                        47,530      43,828      38,413     $23,035     $27,959
Fixed charges (as below)                    10,140       6,826       6,805       6,785       6,737
Earnings (for ratio calculation)          $ 57,670     $50,654     $45,218     $29,820     $34,696
                                          ========     =======     =======     =======     =======
Fixed charges:
Interest expense                          $    894     $ 6,503     $ 6,496     $ 6,469     $ 6,486
Minority interest                            8,920          --          --          --          --
Portion of rental expense which
  approximates the interest factor             326         323         309         316         251
Total fixed charges                       $ 10,140     $ 6,826     $ 6,805     $ 6,785     $ 6,737
                                          ========     =======     =======     =======     =======

Ratio of earnings to fixed charges             5.7         7.4         6.6         4.4         5.2
                                          ========     =======     =======     =======     =======


For purposes of computing the consolidated ratio of earnings to fixed charges, "earnings" represent income before income taxes and extraordinary item and fixed charges. "Fixed charges" include gross interest expense (other than on deposits), minority interest and the proportion deemed representative of the interest factor of rent expense.